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                                                                   EXHIBIT 10.14

                      SPONSORSHIP AND DEVELOPMENT AGREEMENT

This Sponsorship and Development Agreement (the "Agreement") is made as of August 5, 2004 (the "Effective Data") by and between TEKNIK DIGITAL ARTS INC., a Nevada corporation with offices at 7377 E. Doubletree Ranch Road, Suite 270, Scottsdale, Arizona 85258 ("TDA") and INDEPENDENT GOLF RESEARCH CORPORATION, a Texas corporation with offices at 1310 RR 620 South, Ste. B-1, Austin, Texas 78734 ("IGR").

                                    RECITALS

      TDA is In the business of developing and publishing interactive entertainment software products. TDA desires to have IGR assist in the development, endorsement and publicizing of TDA's golf instruction related software products.

      THEREFORE, TDA and IGR agree as follows:

1.    DEVELOPMENT, PRODUCTION, COMMERCIAL AND PUBLICITY SERVICES

      1.1 General. IGR agrees to provide TDA with standard VHS video tape of Dave Pelz ("Pelz") presenting 54 tips (at the rate of at least 18 tips per year) covering the golf short game or putting (such IGR services, the "Services"). From such video tape of each tip, TDA shall produce an instructional segment (each of 60 to 90 seconds in length). Prior to producing each segment, TDA shall present IGR with a "design document" which shall specify the precise content of the instructional segment. No such design document produced by TDA shall be deemed complete until approved in writing by IGR as to appearance, content and all other matters. The instructional segment shall conform to the design document and any change must be approved in writing by IGR. Any segment approved in accordance with this paragraph shall be referred to herein as a "Segment".

2.    GRANT OF RIGHTS; COOPERATION

      2.1 Publicity Rights. Subject to the terms and conditions of this Agreement, IGR hereby licenses to TDA the following rights
(the "Rights") during the Term:

            (a) the right to use the Segments solely in TDA's Phil Mickelson Game for use on handheld mobile devices such as cell phones, personal data assistants and similar wireless handheld mobile devices (the "Product"). The term Product shall include any other TDA product only to the extent IGR explicitly agrees in writing that such other product shall be deemed a "Product" for purposes of this Agreement;

            (b) the right to use end reuse Pelz's name, voice, likeness, facsimile signature (for non-legally binding purposes), personal statistics, biographical information and any reproduction or simulation thereof (`Pelz's Likeness") in the Product and on packaging for the Product, said grant of rights being limited to the world (the "Contract Territory")";

            (c) the right to use and reuse Pelz's likeness in the marketing, advertising, promoting and publicizing of the Product, by any and all means now known or hereafter developed; and

            (d) with IGR's prior written approval with respect to each third party, the right to license to third parties any of the foregoing rights but only for the marketing and sale of the Product.

Both parties agree to cooperate in good faith in connection with the performance of this Agreement.

      2.2 Limitations of License

            (a) The Rights granted in Section 2.1 above will only be used by TDA in connection with the Product. TDA does not have the right to use the Rights in any product whatsoever after the Term, except as set forth in
      Section 6.2.

            (b) TDA shall not utilize Pelz's Likeness in a manner that would constitute an endorsement of any product or service other than the Product.

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      2.3 Pelz as Featured Short Game and Putting Instructor. TDA agrees that
Pelz will be the featured Short Game and Putting Instructor on all packaging of, and promotional materials related to the Product.

      2.4 No Obligation to Use. Except as set forth in Section 2.3 above, the payment to IGR of the sums required under this Agreement shall fully discharge all obligations of TDA to use Pelz's Likeness under this Agreement.

      2.5 Approvals. Notwithstanding anything to the contrary herein, TDA agrees that no use of Pelz's Likeness will be made hereunder unless and until the same has been approved by IGR (in its sole discretion) in writing. IGR agrees that if IGR does not approve any use of Pelz's Likeness that TDA will be advised of the specified grounds therefore. TDA agrees to protect, indemnify and save harmless IGR and IGR's agents, or either of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with, any advertising material furnished by, or on behalf of, TDA.

3.    EXCLUSIVITY

      3.1 Exclusivity Period. During the Term, IGR hereby represents, warrants and agrees that: (i) Pelz will not appear in commercials or advertisements on behalf of any mobile video game designed primarily for use on cell phones or personal data assistants or similar wireless handheld mobile devices that directly competes with the Product, or (ii) authorize the use of Pelz's Likeness in any mobile video game designed primarily for use on cell phones or personal data assistants or similar wireless handheld mobile devices that directly competes with the Product. These exclusivity obligations will not limit Pelz's right to appear in any of the entertainment fields or in the entertainment portion of any television, film or video program (regardless of the sponsors thereof); provided, however, that Pelz shall not endorse any mobile video game designed primarily for use on cell phones or personal data assistants or similar wireless handheld mobile devices that directly competes with the Product. IGR's obligations set forth in this Section 3.1, and as limited by Section 2.2, will be referred to elsewhere in this Agreement as the "Exclusivity Obligations".

4.    COMPENSATION

      4.1 Products. TDA will provide to IGR, free of all costs whatsoever (including without limitation, subscription fees, license fees, taxes, duties, shipping and/or handling fees) (a) fifty (50) copies of the Product promptly after TDA's release thereof and (b) fifty (50) copies of any other TDA products selected by TDR.

      4.2 Compensation for Rights and Services.

            (a) Upon execution of this Agreement, TDA shall issue and deliver 25,000 shares of Common Stock of TDA (the "Stock") to IGR as consideration for executing this Agreement.

            (b) As consideration for the Rights and Services, TDA shall pay to IGR a royalty equal to 25% of revenues received by TDA in connection with the license, sale or other grant of rights with respect to the Product. TDA estimates that this royalty will equal $1 to $2 per subscriber, per month.

            (c) As consideration for the Rights end Services, TDA shall also pay to IGR a royalty equal to 25% of the net game sponsorship revenue. Net sponsorship revenue is defined as gross sponsorship revenues less 50% of TDA's cost of placing (i.e. amounts paid to external agents or ad agencies) game sponsors. The royalties required by part (b) and (c) shall be referred to herein as the "Royalties."

      4.3 Option. IGR may elect in writing at any time during the Term to receive Common Stock (also "Stock") in lieu of cash with respect to all or any portion of the Royalties under this Agreement. In lieu of each $1 of cash foregone by IGR pursuant to this provision, IGR shall receive $10 worth of Stock (valued at (i) if TDA's Common Stock is publicly-traded, the average daily closing price over the six mouths preceding IGR's election or (ii) if TDA's Common Stock is not publicly-traded. the most recent price paid in a voluntary. arms-length transaction prior to IGR's election). In no event shall IGR be entitled, pursuant to this provision, to receive Stock in lieu of cash to the extent such Stock (together with all other Stock issued to IGR under this Agreement) would exceed 50% of TDA's then outstanding stock.

      4.4 Manner of Payments. All payments due under this Agreement shall be made in the form of a check drawn to the order of "Independent Golf Research Corporation" and delivered to IGR at the following

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address: 1310 RR 620 South, Ste. B-1, Austin, Texas 78734. Payments shall be made within 15 days of the end of each calendar quarter with respect to all revenues received during such calendar quarter (each such calendar quarter, a "Royalty Period"), including any period covered by Section 6.2. Past due payments hereunder shall bear interest at the rate of (i) one and one-half percent (1-1/2%) per month, or (ii) the maximum interest rate permissible under law, whichever is less.

      4.5 Expenses. First-class round-trip air transportation, hotel room meal expenses, local limousine service and miscellaneous expenses (e.g., telephone and overnight courier charges) incurred by IGR for Pelz and a guest designated by IGR will be paid by TDA or reimbursed by TDA to IGR where necessary in the performance of this Agreement or when travel is otherwise requested by TDA.

5.    AUDIT

      5.1 TDA shall keep accurate books of account and records at its principal place of business covering all transactions relating to this Agreement. IGR shall have the right to engage an independent accounting firm to examine TDA's sales information and all other books and records necessary to establish the accuracy and timeliness of the Royalties required hereunder. Such examination shall be at the premises of TDA on ten (10) working days written notice and during normal business hours. The information provided to IGR by the accounting firm will be the net sales and the application of the appropriate royalty rate to calculate royalties due. The accounting firm shall be required to take reasonable steps to hold all TDA information confidential. Details of the review and all work papers and related supporting data pertaining to the review will be held confidential by the accounting firm and will not be shown, divulged, or delivered directly or indirectly to IGR or any third party. The accounting firm shall be bound by a reasonable non-disclosure agreement to ensure compliance with this paragraph. Notwithstanding anything to the contrary, no such confidentiality obligation shall restrict the accounting firm in the event of litigation or similar proceeding with respect to this Agreement. The examination may be conducted not more than once a year. If it is determined that TDA has made any Royalty underpayment which is greater than five percent (5%) for any Royalty Period, TDA shall reimburse IGR for the costs and expenses of such audit.

      5.2 Upon request by IGR, but not more than once each year, TDA shall, at its own cost, furnish to IGR within thirty (30) days after such request a detailed statement, prepared by TDA's Chief Financial Officer, setting forth the number of Products manufactured from the later of the commencement of this Agreement or the date of any previous such statement up to and including the date of IGR's request therefore and also setting forth the pricing information for all Products (including the number and description of the Products) shipped, distributed and sold by TDA during the aforementioned time period.

      5.3 All books of account and records of TDA covering all transactions relating to TDA shall be retained by TDA until at least two (2) years after the expiration or termination of the Term for possible inspection by IGR.

6.    TERM

      6.1 Term. The term of this Agreement shall commence on the Effective Date and terminate on August 4, 2007 or the earlier termination of this Agreement pursuant Section 6.3 (the "Term).

      6.2 Post.-Term Sales. At and following the end of the Term, TDA shall cease all uses of the Rights and Pelz's Likeness, except that TDA shall be free (subject to the limitations set forth in this Agreement) to continue to distribute and sell the Products which incorporate Pelz's Likeness for up to 180 days after the termination or expiration of the Term; provided, however, that IDA shall have no such right of post-Term sales if TDA has breached any of its obligations hereunder.

      6.3 Termination. Without limiting any rights or remedies, this Agreement may be terminated by written notice by IGR in the event that TDA breaches any of its representations, warranties or obligations hereunder or TDA becomes insolvent or subject to any proceeding under any bankruptcy, insolvency or liquidation law, whether voluntary or involuntary.

      6.4 Effect of Termination. Following end of the Term, TDA shall remain liable for all amounts owed hereunder and TDA's indemnification obligations set forth herein shall remain in full force and effect.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS

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      7.1 Representations and Warranties.

            (a) IGR represents and warrants that:

                  (i) IGR has full right to enter into this Agreement and to perform all of his obligations hereunder without, to IGR's knowledge, violating the legal or equitable rights of any person, firm or entity and TDA shall not, by virtue of any agreement entered into by IGR, be under any obligation for the payment of any commissions or fees to any person, firm or entity on account of this Agreement, other than advances, compensation, royalties and expenses expressly payable to IGR by TDA under this Agreement;

                  (ii) IGR will perform the Services in a professional and
            workmanlike manner, to the extent of IGR's professional abilities.

            (b) TDA represents and warrants that:

                  (i) TDA has full right to enter into this Agreement and to perform all of its obligations hereunder without, to its knowledge, violating the legal or equitable rights of any person, firm or entity. IGR shall not be under any obligation for the payment of any commissions or fees to TDA or any person, firm or entity related to or connected with TDA on account of this Agreement.

                  (ii) TDA has secured full rights to produce, market and sell the Product and will use all reasonable efforts to produce, market and sell the Product.

                  (iii) TDA has recently sold shares of Common Stock in a
            voluntary, arms-length transaction at a price or $2.50 per share. The par value of the Common Stock is $0.0001 per share. The Certificate of Incorporation of TDA in the form attached as Exhibit A hereto is the current and effective ---------- Certificate of Incorporation of TDA and has not been amended. TDA's outstanding capital stock consists of 8,000,000 shares of Common Stock and no outstanding Preferred Stock. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire any shares of capital stock of TDA and TDA has no obligation (contingent or otherwise) to issue any of the foregoing. TDA plans to register 3,000,000 shares of Common Stock for sale in a public offering.

                  (iv) The issuance and delivery of the Stock pursuant to this
            Agreement has been duly authorized by all necessary corporate action on the part of TDA and its officers, directors and stockholders, and all such shares of Stock have been duly reserved for issuance. The Stock issued pursuant to this Agreement is (a) fully vested, duly and validly issued, fully paid and non-assessable, with no personal liability attaching to ownership thereof, (b) free and clear of all liens, charges, restrictions, claims and encumbrances and (c) free of restrictions on transfer other than restrictions on transfer imposed under applicable state and federal securities laws.

            (c) Notwithstanding anything herein to the contrary, TDA agrees that nothing contained herein shall be construed to convey to TDA any rights to use the trademarks, logos or uniform of the PGA TOUR ("PGA") or any other professional or amateur golf instruction-related association (including any member players of such association) in conjunction with the rights granted hereunder. All rights to the use of such trademarks, logos or team identification must be acquired by IDA from the PGA or any other appropriate rights holder.

      7.2 Confidential Information and Non-Disparagement. Neither party will disclose or use any confidential or proprietary information that such party obtains from or about the other or its products. Both parties agree that the existence and results of any arbitration held pursuant to this Agreement will be treated confidentially. Neither IGR nor TDA will authorize or release advertising matter or publicity or give interviews which make reference to the details of the material terms of this Agreement without the other party's prior written approval, although IGR may, during interviews, respond, discuss and comment in a non-disparaging manner that IGR is associated with TDA and the Products.

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8.    OWNERSHIP OF PROPRIETARY RIGHTS

      8.1 Subject to Section 8.2, all right, title and interest in and to the Product and the Advertising Materials (as defined below) shall be and remain the absolute property of TDA forever. As used in this Agreement, "Advertising Material" means any commercials, print materials, copy, advertising, promotional and publicity materials published under this Agreement to promote sales of the Product which include or make reference to Pelz's Likeness and all elements thereof.

      8.2 Notwithstanding anything herein to the contrary, IGR shall retain all copyrights, trademarks and other rights in and to the Segments, the video tape and with respect to the Pelz's Likeness, and all Rights licensed hereunder shall revert automatically to IGR upon the end of the Term. TDA agrees and acknowledges that TDA shall not acquire any rights of any kind whatsoever in the trademarks as a result of TDA's use thereof, and all uses thereof by TDA shall at all times inure to the benefit of IGR. TDA acknowledges IGR's title to trademarks, and TDA shall not, at any time, directly or indirectly, attack the validity of IGR's trademarks or of the license thereto herein granted.

9.    INDEMNITY

      9.1 By TDA. TDA shall indemnify and hold harmless IGR, IGR's employees, officers and agents, and any of their successors and assigns from and against any and all damages, costs, judgments, penalties and expenses of any kind (including reasonable legal fees and disbursements) which may be obtained against, imposed upon or suffered by any of them as a result of (a) any claims or representations made by IGR in any Advertising Materials produced or used by TDA hereunder, (b) TDA's default, breach, negligence, infringement, errors and/or misconduct hereunder, and/or (c) any claim arising front any third party's use or association with TDA's products, including the Product.

10.   GENERAL

      10.1 Taxes. IGR represents and warrants that, in performing its obligations under this Agreement. IGR does so as an independent contractor and, without limiting the foregoing, IGR assumes exclusive responsibility for the collection and payments of all employer and employee contributions and taxes under all applicable laws now in effect or hereafter enacted with respect to IGR's employees and IGR further agrees to file any returns or reports necessary in connection therewith.

      10.2 Notices. All notices and statements hereunder required to be given to TDA shall be sent to TDA at its address stated at the beginning of this Agreement, to the attention of the General Counsel, and all notices to IGR shall be sent to IGR at the address stated at the beginning of this Agreement, to the attention of the Chief Operating Officer, unless either party notifies the other party in writing if a change of address in accordance with the provisions of this Section. Notices are deemed to be received by the addressee of the notice on the earlier or the date the notice is actually delivered to the addressee and: (i) three (3) days after the notice is sent by certified mail, postage prepaid. return receipt requested; (ii) the next business day after the notice is sent by confirmed fax transmission; or (iii) on the date of guaranteed delivery of the notice is sent by recognized national or international express courier.

      10.3 Right of Offset. Notwithstanding any provision contained in this Agreement, neither party will be prohibited from exercising any right of offset that may be available at law.

      10.4 Governing Law. This Agreement will be deemed entered into in Arizona and will be governed by and interpreted in accordance with the internal substantive laws of the State of Arizona without reference to conflicts of law provisions.

      10.5 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all prior agreements and understandings, whether oral or written, are hereby superseded in their entirety. No waiver, modification or addition to this Agreement shall be valid unless in writing and signed by the party sought to be charged therewith.

      10.6 Assignment. This Agreement may be assigned by IGR and TDA with the other party's prior written approval. Except with IGR's prior written approval, this Agreement may not be assigned by TDA: (i) in connection with a merger, a sale of all or substantially all of the assets of TDA or other similar corporate

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reorganization, or the sale of substantially all of TDA's rights to all of its
Golf Instruction Related Products; or (ii) to an affiliated, parent, subsidiary, related company (or in the case of the production of Advertising Materials to an advertising agency representing TDA) so as to effectuate the intent of this Agreement and the subject matter hereof, although TDA will continue to be liable for all financial obligations hereunder.

      10.7 Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision will be enforced to the extent permissible and the remaining provisions of this Agreement will not be affected.

      10.8 Attorney's Fees. In any suit, arbitration or other proceeding under this Agreement, the prevailing party will be entitled to recover its reasonable fees and expenses of attorneys and other professionals, including all fees and expenses of appeal and enforcement.

      10.9 Liability. In no event (including, but not limited to, IGR's default hereunder) shall IGR or IGR's agents be liable to TDA (or any entity claiming through TDA) for any amount in excess of the amounts actually received by IGR hereunder, excluding the reimbursement of expenses. Under no circumstances will IGR be liable to TDA or any other entity for any special, consequential, indirect, exemplary and/or punitive damages, or for loss of good will or business profits.

      10.10 Force Majeure. If at any time during this Agreement, IGR or TDA is prevented from or hampered or interrupted or interfered with in any manner whatever in fully performing their respective duties hereunder by reason of any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not valid), act of God, earthquake, flood, fire, epidemic, accident, explosion, casualty, lockout, boycott, strike, labor controversy (including, but not limited to threat of lockout, boycott or strike), riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention or military forces, act of public enemy, embargo, delay of a common carrier, inability without fault of such party to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of business; or by reason of any event beyond any of the foregoing parties' reasonable control (e.g., illness, family emergency, etc.); or by reason of any other cause or causes of any similar nature (all of the foregoing being herein referred to as an "event of force majeure"), then the applicable party's obligations hereunder shall be suspended as often as any such event of force majeure occurs and during such periods of time as such events of force majeure exist and such non-performance shall not be deemed to he a breach of this Agreement.

      10.11 Reservation of Rights. All rights not herein specifically granted to TDA shall remain the property of IGR to be used in any manner IGR deems appropriate. TDA understands that IGR has reserved the right to authorize others to use Pelz's Likeness within the Contract Territory and during the Term in connection with all tangible and intangible items and services other than the Product.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the Effective Date by signing below:

TEKNIK DIGITAL ARTS INC.                   INDEPENDENT GOLF RESEARCH
                                           CORPORATION

By: /s/ John R. Ward                       By: /s/ JoAnn Pelz
    --------------------------                 --------------------------------
    Name: John R. Ward                         Name: JoAnne Pelz
    Title: Chairman                            Title: President & COO
    Date: August 17, 2004                      Date: August 13, 2004